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                                                                      EXHIBIT 2

AL Industrier AS
Harbitzalleen 3
0212 Oslo

Attn: Sverre Bjertnes

                                                           Oslo, August 13, 2001
                                                                      EGJ/aes423

LOAN TO AL CHEMY AS USD 100,000,000 REVOLVING ADVANCE FACILITY IN USD AND NOK


This is in reference to the aforementioned loan documented in today's loan agreement between Den norske Bank ASA as the lender and AL Chemy AS as the borrower.

It is assumed during the term of the loan that AL Industrier AS and AS Wangs Fabrik will not dispose of nor grant a mortgage or security on their assets without the consent of Den norske Bank ASA. It is also assumed that neither AL Industrier AS nor AS Wangs Fabrik will arrange a loan, assume guarantee liability, or make investments without the consent of Den norske Bank ASA. Dividend payments (possibly another form of profit payment) are only acceptable within a collective limit of NOK 12,000,000 for AL Industrier AS, AS Wangs Fabrik, and AL Chemy AS combined.

Finally, the bank assumes that AL Industrier AS is using in full the proceeds from a possible sale of its ownership interest in Dynal Biotech ASA to pay down outstanding loans.

Sincerely,
for Den norske Bank ASA

[signature]

The above is hereby approved
for AL Industrier AS

[signatures]

for AS Wangs Fabrik

[signatures]


        Den norske Bank ASA, Mailing Address: Stranden 21, 0021 Oslo --
                       Street Address: Stranden 21, Oslo
               Telephone: +47 22 48 10 50 -- Fax: +47 22 48 18 70
             Internet: http://www.dnb.no/ -- E-mail: dnb@dnb.no --
     SWIFT address: DNBANOKK -- Business identification number 810 506 482